One North Central Avenue ▪ Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk	David P. Joint	William L. Collier
	(602) 366-8016	(504) 582-4203	(504) 582-1750

Freeport-McMoRan Copper & Gold Inc. Announces
Sale of International Wire & Cable Business for $735 Million

PHOENIX, AZ, September 12, 2007 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that it has entered into an agreement to sell its international wire and cable business, operated in the name of Phelps Dodge International Corporation (PDIC), to General Cable Corporation (NYSE:BGC) for $735 million, including the acquisition of minority interests recently acquired by FCX.  PDIC operates factories and distribution centers in 19 countries throughout Latin America, Asia and Africa and is engaged in the manufacturing and distribution of engineered products, principally for the global energy sector.

Richard C. Adkerson, Chief Executive Officer, said:  “The PDIC team has built a strong business serving customers with high quality products in growing international markets.  We are pleased to have reached agreement with General Cable to continue this over 50-year tradition of excellence.  The transaction will provide FCX with significant cash proceeds and is consistent with our strategy to focus our resources on the exciting opportunities that exist in our mining operations and development projects in the Americas, Indonesia and Africa.”

Under the terms of the transaction, General Cable will acquire 100 percent of the shares held by FCX and its subsidiaries in the entities comprising the wire and cable business.  The purchase price is subject to adjustment to take into account the net effect of dividends from and capital contributions to the entities being acquired since March 31, 2007.  The transaction is subject to regulatory approvals and other customary closing conditions and is expected to close in the fourth quarter of 2007.

FCX expects to use the net proceeds (estimated to approximate $620 million after taxes and other transaction related items) to repay debt.  The sales price of the PDIC operations will be evaluated in connection with our ongoing allocation of the purchase price of Phelps Dodge to the assets acquired in that transaction on March 19, 2007.  The sale of PDIC is not expected to result in any material gain or loss.

BlackEagle Advisors LLC acted as financial advisor to FCX in connection with this transaction.

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.  The Grasberg mining complex, the world’s largest copper and gold mine in terms of reserves, is the company’s key asset.  FCX also operates significant mining operations in North and South America and is developing the potential world-class Tenke Fungurume project in the Democratic Republic of Congo.  Additional information about FCX is available on our website at www.fcx.com.

General Cable is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. Additional information about General Cable is available on their website at www.generalcable.com.

Cautionary Statement:  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding the sale of FCX’s international wire and cable business.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the forward-looking statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward looking statements include the receipt and timing of regulatory approvals for the sale of FCX’s international wire and cable business, the possibility that this sale transaction will not close and other factors described in FCX's first quarter 2007 Form 10-Q filed with the Securities and Exchange Commission.
# # #